Exhibit 10.20

[Form of PSU Award Agreement for use beginning March 2024]

Grant Details

Participant Name:	[ ]
Employee Number:	[ ]
Grant Type:	Performance Share Units
Grant Date:	[ ]
Target Number of Performance Share Units Awarded:	[ ]
Performance Period:	[For One-Year Goal: Begins on [1st day of fiscal year that includes the Grant Date] and ends on [last day of same fiscal year]]

[For Three-Year Goal: Begins on [1st day of fiscal year that includes the Grant Date] and ends on [last day of fiscal year [Grant Date fiscal year + 2]]

Target and Maximum Calculation Chart for One-Year Goal:	See attached Exhibit 1
Threshold, Target and Maximum Calculation Chart for Three-Year Goal:	See attached Exhibit 2

Vest Schedule:

Vest Date	[PSUs Subject to One-Year Goal/Percentage Vested]	[PSUs Subject to Three-Year Goal/Percentage Vested]

[April 1, [Grant Date year + 1 year]]	[33 1/3%]	[N/A]
[April 1, [Grant Date year + 2 years]]	[33 1/3%]	[N/A]
[April 1, [Grant Date year + 3 Years]]	[33 1/3%]	[100%]

DOLLAR GENERAL CORPORATION

PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of the date indicated (the “Grant Date”) on the Grant Details page (as defined below) above, is made by and between Dollar General Corporation, a Tennessee corporation (hereinafter referred to as the “Company”), and the individual whose name is indicated on the Grant Details page, who is an employee of the Company or a Subsidiary of the Company who the Committee (as defined below) has determined to be a Key Employee (hereinafter referred to as the “Grantee”). Any capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Dollar General Corporation 2021 Stock Incentive Plan, as such Plan may be amended from time to time (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the [Compensation and Human Capital Management] Committee (or a duly authorized subcommittee thereof) of the Board of the Company appointed to administer the Plan (the “Committee”) or the Board of the Company has determined that it would be to the advantage and in the best interests of the Company and its shareholders to grant the Performance Share Units provided for herein to the Grantee, and has advised the Company thereof and instructed the undersigned officer to issue said Performance Share Units.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.[Adjusted EBITDA

“Adjusted EBITDA” shall be computed as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but shall exclude the impact of (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Plan) of the Company or any offering of Company common stock or other security; (b) disaster-related charges; (c) any LIFO provision, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance, or LIFO benefit, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance; and (d) unless the Committee disallows any such item, (i) any unusual unplanned item or event which individually exceeds $30 million; (ii) any unbudgeted loss which individually exceeds $1 million as a result of the resolution of a legal matter; (iii) any unplanned loss or gain which individually exceeds $1 million related to the implementation of accounting or tax legislative changes or changes in federal, state or local wage or benefit mandates; and (iv) any unplanned loss or gain of a non-recurring nature which individually exceeds $1 million, provided that the combined amount of (d)(ii), (iii) and (iv) equals or exceeds loss(es) or gains(s) of $10 million.]

Section 1.2.[Adjusted ROIC

“Adjusted ROIC” shall mean during each fiscal year within the Performance Period applicable to the Three-Year Goal (a) the result of (x) the sum of (i) the Company’s operating income, plus (ii) depreciation and amortization, plus (iii) single lease cost, minus (y) taxes, divided by (b) the result of (x) the sum of the averages of the five most recently completed fiscal quarters of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (y) the difference of the averages of the five most recently completed fiscal quarters of: (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, but shall exclude the impact of (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Plan) of the Company or any offering of Company common stock or other security; (b) disaster-related charges; (c) any LIFO provision, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance, or LIFO benefit, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance; and (d) unless the Committee disallows any such item, (i) any unusual unplanned item or event which individually exceeds $30 million; (ii) any unbudgeted loss which individually exceeds $1 million as a result of the resolution of a legal matter; (iii) any unplanned loss or gain which individually exceeds $1 million related to the implementation of accounting or tax legislative changes or changes in federal, state or local wage or benefit mandates; and (iv) any unplanned loss or gain of a non-recurring nature which individually exceeds $1 million, provided that the combined amount of (d)(ii), (iii) and (iv) equals or exceeds loss(es) or gain(s) of $10 million.]

Section 1.3.[Average Adjusted ROIC

“Average Adjusted ROIC” shall mean the average of the Adjusted ROIC for the three fiscal years during the Performance Period applicable to the Three-Year Goal.]

Section 1.4.Cause

“Cause” shall mean (a) “Cause” as such term may be defined in any employment agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of termination of employment; or (b) if there is no such employment agreement in effect, “Cause” as such term may be defined in any change-in-control agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of termination of employment; or (c) if there is no such employment or change-in-control agreement, with respect to the Grantee: (i) any act of the Grantee involving fraud or dishonesty, or any willful failure to perform reasonable duties assigned to the Grantee; (ii) any material breach by the Grantee of any securities or other law or regulation or any Company policy governing trading or dealing with stock, securities, public debt instruments, bonds, investments or the like or with inappropriate disclosure or “tipping” relating to any stock, securities, public debt instruments, bonds, investments or the like; (iii) any material or substantive violation of the Company’s Code of Business Conduct and Ethics (or the equivalent code in place at the time) or any violation of the Company’s policies and procedures related to asset protection controls and other protocols; (iv) other than as required by law, the carrying out by the Grantee of any activity, or the Grantee making any public statement, which prejudices or reduces the good name and standing of the Company or any of its subsidiaries or affiliates or would bring any one of these into public contempt or ridicule; (v) attendance by the Grantee at work in a state of intoxication or the Grantee otherwise being found in possession at the Grantee’s place of work or on any Company property of any prohibited drug or substance, possession of which would amount to a criminal offense, or any other violation of the Company’s drug and alcohol policy; (vi) any assault or other act of violence by the Grantee; or (vii) conviction of or a plea of guilty or nolo contendre by the Grantee to (A) any felony whatsoever or (B) any misdemeanor that would preclude employment by the Company or any Subsidiary that employs the Grantee under the Company’s or any such Subsidiary’s hiring policy.

Section 1.5.Delegee

“Delegee” shall mean any Committee member or members, officer of the Company or any other person or persons to whom the Committee or an officer has delegated any of its authority or duties under the Plan; provided, however, that no such delegation shall give non-Committee members authority with respect to non-ministerial actions under the Plan that affect individuals who are subject to the reporting and other provisions of Section 16 of the Exchange Act or any successor provision.

Section 1.6.Disability Termination

“Disability Termination” shall mean the Grantee’s employment with the Company and all Subsidiaries is involuntarily terminated by the Company or any Subsidiary that employs the Grantee other than with Cause at a time when the Grantee is eligible for and receiving benefits under the Company’s long-term disability plan.

Section 1.7.Good Reason

“Good Reason” shall mean (a) “Good Reason” as such term may be defined in any employment agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of termination of employment; or (b) if there is no such employment agreement in effect, “Good Reason” as such term may be defined in any change-in-control agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of the termination of employment; or (c) if there is no such employment or change-in-control agreement, with respect to the Grantee: (i) without the Grantee’s written consent, a material diminution in the Grantee’s base salary unless such action is in connection with across-the-board base salary reductions affecting 100 percent of employees of the Company or its Subsidiaries at the same grade level; or (ii) without the Grantee’s written consent, a material diminution in the Grantee’s authority, duties or responsibilities. To qualify as a termination due to Good Reason under this Agreement, the Grantee must have provided written notice to the Company in accordance with Section 4.6 of this Agreement of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and must have given the Company or any Subsidiary that employs the Grantee at least thirty (30) days from receipt of such notice to cure the condition constituting Good Reason. Such termination of employment must have become effective no later than one year after the initial existence of the condition constituting Good Reason.

Section 1.8.Grant Details Page

“Grant Details page” shall mean the Grant Details page attached to the front of this Agreement that indicates, among other things, the Grant Date, the name of the Grantee, and the target number of Performance Share Units awarded, all of which information is hereby incorporated by reference and made a part of this Agreement.

Section 1.9.Performance Share Units

“Performance Share Units” shall mean the performance share units awarded to the Grantee under this Agreement which the Grantee will have an opportunity to earn and vest in over Performance Periods (as defined below) of [one year or three years] if certain performance goal measures are met in accordance with Section 2.4 and if additional service and payment requirements are met in accordance with Sections 3.1, 3.2 and 3.3. Each Performance Share Unit represents the right to receive one Share upon satisfaction of the vesting and other conditions set forth in this Agreement.

Section 1.10.Pro-Rata Portion

“Pro-Rata Portion” shall mean a fraction (not to exceed one), the numerator of which is the number of months in the applicable Performance Period (as defined below) during which the Grantee was continuously in the employment of the Company or a Subsidiary and the denominator of which is the number of months in the applicable Performance Period. The Grantee will be deemed to be employed for a month if the Grantee’s Retirement, Disability Termination or death occurs after the fifteenth (15th) day of a month.

Section 1.11.Qualifying Termination

“Qualifying Termination” shall mean, except as provided otherwise in this Section 1.11, the Grantee’s employment with the Company and all Subsidiaries is involuntarily terminated by the Company or any Subsidiary that employs the Grantee (including due to a Disability Termination) other than with Cause or is terminated voluntarily by the Grantee, other than when Cause to terminate exists, for Good Reason or due to Retirement; in each case provided the termination of employment (a) occurs within two (2) years following a Change in Control and (b) also constitutes a Separation from Service.   For purposes of this Agreement, a permanent reduction in (but not full cessation of) the Grantee’s level of services performed for the Company or a Subsidiary shall be deemed a “Qualifying Termination” if the reduction (i) occurs within two (2) years following a Change in Control; (ii) meets the definition of a Separation from Service; and (iii) would meet the definition of a Qualifying Termination if the Grantee’s employment had actually terminated on such date (for example, the Grantee meets the age and service requirements for a Retirement on the date of the permanent reduction). In no event shall a Qualifying Termination include the death or any other termination or Separation from Service of the Grantee not specifically covered by the preceding sentences.

Section 1.12.Retirement

“Retirement” shall mean the voluntary termination of the Grantee’s employment with the Company and all Subsidiaries on or after (a) reaching the minimum age of fifty-five (55) and (b) achieving five (5) consecutive years of service; provided, however, that the sum of the Grantee’s age plus years of service (counting whole years only) must equal at least sixty-five (65) and provided further that there is no basis for the Company or any Subsidiary that employs the Grantee to terminate the Grantee with Cause at the time of the Grantee’s voluntary termination.

Section 1.13.Separation from Service

“Separation from Service” shall mean a “separation from service” under Treas. Reg. Section 1.409A-1(h). This generally means the date the Grantee and the Company or the applicable Subsidiary reasonably anticipate that (a) the Grantee will perform no further services or (b) the level of bona fide services the Grantee will perform (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services if the Grantee has been providing services to the Company or Subsidiary less than thirty-six (36) months). If the Grantee is on a leave of absence, a Separation from Service shall only occur upon the termination of such leave by the Company or by the Subsidiary that employs the Grantee and subsequent termination of the Grantee’s employment or, if earlier, at the time required under Treas. Reg. Section 1.409A-1(h)(1) (including the extended disability leave provisions). Under Treas. Reg. Section 1.409A-1(h)(1), unless the Grantee retains a right to reemployment under an applicable statute or by contract, the Separation from Service is deemed to occur on the first date immediately following six (6) months or, for certain disabilities, twenty-nine (29) months.

ARTICLE II

GRANT OF PERFORMANCE SHARE UNITS

Section 2.1.Grant of Performance Share Units

For good and valuable consideration, on and as of the Grant Date the Company irrevocably grants to the Grantee the Performance Share Units on the terms and conditions set forth in this Agreement. For the avoidance of doubt, no Performance Share Units shall be earned unless all applicable performance and service requirements are met.

Section 2.2.Target Number of Performance Share Units

The target number of Performance Share Units awarded is set forth on the Grant Details page. At the end of the applicable Performance Period, and subject to additional service and payment requirements in Sections 3.1, 3.2 and 3.3, the Grantee can earn up to [200%] of the target number of Performance Share Units or as little as [no] Performance Share Units, depending upon actual performance compared to the performance goal measures established by the Committee.

Section 2.3.Performance Period

[There are two periods during which the performance goal measures apply (each a “Performance Period”): a one-year performance period applies to the Adjusted EBITDA goal (the “One-Year Goal”) and a three-year performance period applies to the Average Adjusted ROIC goal (the “Three-Year Goal”)]. The Performance Periods begin and end as set forth on the Grant Details page.

Section 2.4.[Performance Goal Measures

The performance goal measures and the levels of performance for each of the performance goal measures that are required to earn Performance Share Units were established by the Committee on the Grant Date. In determining performance, [fifty percent (50%)] of the target number of Performance Share Units are subject to the [One-Year Goal which is based on Adjusted EBITDA (the “Adjusted EBITDA PSUs”)] and the other [fifty percent (50%)] of the target number of Performance Share Units are subject to the [Three-Year Goal which is based on Average Adjusted ROIC (the “Adjusted ROIC PSUs”)], each as defined above and as established by the Committee, for the applicable Performance Period, with the method for determining the number of [Adjusted EBITDA PSUs] that can be earned (including the [target and maximum] number of [Adjusted EBITDA PSUs]) and the number of [Adjusted ROIC PSUs] that can be earned (including the [threshold, target and maximum] number of [Adjusted ROIC PSUs)] set forth on Exhibit 1 and Exhibit 2, respectively, hereto, subject to the additional service and payment requirements in Sections 3.1, 3.2 and 3.3. In allocating the Performance Share Units between [the One-Year Goal and the Three-Year Goal], any remaining fractional Share underlying the target number of Performance Share Units shall be allocated to [the One-Year Goal]. If the performance level for a performance goal measure is below the established [threshold] for the [Adjusted ROIC PSUs] or is below the established [target] for the [Adjusted EBITDA PSUs], [no] Performance Share Units shall be earned for the applicable Performance Period with respect to such performance goal measure. If the performance level for a performance goal measure is above the established maximum, no additional Performance Share Units shall be earned above the associated maximum payout level for the applicable Performance Period with respect to such performance goal measure. Within [sixty (60)] days following the end of the applicable Performance Period, the Committee will determine the extent to which the applicable performance goal measure has been met and the number of Performance Share Units earned (subject to the additional service and payment requirements in Sections 3.1, 3.2 and 3.3). If performance for the performance goal measure is between the [threshold and the target] (with respect to the [Three-Year Goal)] or between the [target and the maximum] (with respect to [the One-Year Goal and the Three-Year Goal]), the performance level achieved will be determined by applying linear interpolation to the performance interval and then rounding to the nearest whole Performance Share Unit. The Committee must certify the performance results for each of the performance goal measures following the end of the applicable Performance Period. Except as provided in Section 3.3 in the event of a Change in Control during the applicable Performance Period, any Performance Share Units that are not, based on the Committee’s determination, earned by performance during the applicable Performance Period, including Performance Share Units that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be cancelled and forfeited as of the last day of the applicable Performance Period.]

Section 2.5.No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Grantee at any time and for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Grantee’s employment agreement with the Company or any Subsidiary that employs the Grantee or offer letter provided by the Company or any Subsidiary that employs the Grantee to the Grantee.

Section 2.6.Adjustments to the Performance Share Units

The Performance Share Units shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan.

ARTICLE III

VESTING AND PAYMENT

Section 3.1.Vesting

(a)Vesting Dates and Forfeiture. Except as provided otherwise in Sections 3.1(b), 3.1(c) and 3.3 below and subject to the attainment of the applicable performance goal measures and the required certification as provided in Section 2.4, the Performance Share Units shall become vested and nonforfeitable in accordance with the vesting table set forth on the Grant Details page on the dates listed in the first column of such table (each such date, a “Vesting Date”), so long as the Grantee continues to be employed by the Company or a Subsidiary through each such Vesting Date. Once vested, the Performance Share Units shall be paid as provided in Section 3.2 or 3.3, subject to the forfeiture provisions of Section 3.1(c) below. To the extent this vesting schedule results in the vesting of fractional Shares, the fractional Shares shall be combined into one Share and vest on the earliest Vesting Date. If the Grantee’s employment with the Company or the applicable Subsidiary terminates prior to a Vesting Date and neither Section 3.1(b) nor Section 3.3 applies or has applied, or to the extent Section 3.1(b) cannot apply, then any portion of the Performance Share Units that have not vested at the date of such termination of employment shall be automatically forfeited to the Company and cancelled.

(b)Accelerated Vesting Events.

(i)Performance Share Units Subject to [One-Year Goal:] Notwithstanding Section 3.1(a) above, to the extent the Performance Share Units subject to [the One-Year Goal] have not previously terminated, been forfeited or become vested and nonforfeitable, and except as otherwise provided in Section 3.3:

(A) in the event the Grantee’s employment is terminated before the last day of the Performance Period due to the Grantee’s Retirement, Disability Termination or death, in each case before the last day of the Performance Period, then a Pro-Rata Portion of such Performance Share Units (rounded to the nearest whole Share) that would have become vested and nonforfeitable on the first Vesting Date if the Grantee had remained employed with the Company or a Subsidiary shall become vested and nonforfeitable as of the end of the Performance Period (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 2.4) and all remaining Performance Share Units subject to the [One-Year Goal] shall be automatically forfeited to the Company and cancelled;

(B) in the event the Grantee’s employment is terminated on or after the last day of the Performance Period but before a subsequent Vesting Date due to the Grantee’s Retirement, then that [one-third (33 1/3%)] of the Performance Share Units that would have become vested and nonforfeitable on the next Vesting Date immediately following the Grantee’s Retirement date if the Grantee had remained employed with the Company or a Subsidiary shall become vested and nonforfeitable on such Retirement date (to the extent earned based on all applicable performance requirements, and subject to all certification requirements, in Section 2.4) and all remaining Performance Share Units subject to the [One-Year Goal] shall be automatically forfeited to the Company and cancelled, provided, however, that, if the Grantee terminates due to Retirement on a Vesting Date, no accelerated vesting shall occur but rather the Grantee shall be entitled only to the portion of the Performance Share Units that were scheduled to vest on such Vesting Date and all remaining Performance Share Units subject to the [One-Year Goal] shall be automatically forfeited to the Company and cancelled; and

(C) in the event the Grantee’s employment is terminated due to the Grantee’s Disability Termination or death, in each case on or after the last day of the Performance Period but before a subsequent Vesting Date, then all remaining unvested Performance Share Units that would have become vested and nonforfeitable if the Grantee had remained employed with the Company or a Subsidiary through all future Vesting Dates shall become vested and nonforfeitable as of such Disability Termination or death (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 2.4).

(ii)Performance Share Units Subject to [Three-Year Goal]: Notwithstanding Section 3.1(a) above, to the extent the Performance Share Units subject to the [Three-Year Goal] have not previously terminated, been forfeited or become vested and nonforfeitable, and except as otherwise provided in Section 3.3:

(A) in the event the Grantee’s employment is terminated before the last day of the Performance Period due to the Grantee’s Retirement, Disability Termination or death, in each case before the last day of the Performance Period, then a Pro-Rata Portion of such Performance Share Units (rounded to the nearest whole Share) that would have become vested and nonforfeitable on the Vesting Date if the Grantee had remained employed with the Company or a Subsidiary shall become vested and nonforfeitable as of the end of the Performance Period (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 2.4) and all remaining Performance Share Units subject to the [Three-Year Goal] shall be automatically forfeited to the Company and cancelled; and

(B) in the event the Grantee’s employment is terminated on or after the last day of the Performance Period but before the Vesting Date due to the Grantee’s Retirement, Disability Termination or death, in each case on or after the last day of the Performance Period but before the Vesting Date, then such Performance Share Units that would have become vested and nonforfeitable if the Grantee had remained employed with the Company or a Subsidiary on the Vesting Date shall become vested and nonforfeitable as of such Retirement, Disability Termination or death (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 2.4).

(iii)Effect on Payment Date: Accelerated vesting under Section 3.1(b)(i) or (ii) shall not accelerate the time of payment of the Performance Share Units and payment shall be made on the applicable Payment Date as provided in Section 3.2.

(c)Termination With Cause. Notwithstanding any other provision of this Agreement, in the event the Grantee’s employment is terminated by the Company with Cause prior to the satisfaction of all applicable performance, service and payment requirements, all Performance Share Units shall be forfeited and cancelled on the date of such termination of employment and the Grantee shall have no rights under this Agreement.

(d)Transfers and Reemployment. For purposes of this Agreement, transfer of the Grantee’s employment without an intervening period of separation among the Company and any Subsidiary shall not be deemed a termination of employment. Upon reemployment of the Grantee by the Company or any Subsidiary following a termination of the Grantee’s employment with the Company and any Subsidiary for any reason, the Grantee shall have no rights to any Performance Share Units previously forfeited and cancelled under this Agreement.

Section 3.2.Payment of Performance Share Units

(a)Timing of Payment. Except as provided otherwise in Section 3.3 (related to a Change in Control), once earned and vested in accordance with Section 2.4 and Section 3.1(a) or (b), as applicable, the Performance Share Units shall be paid on the Vesting Dates set forth on the Grant Details page (applying the same provisions as are in Section 3.1(a) related to fractional Shares). The Vesting Dates set forth on the Grant Details page are fixed dates of payment and do not change regardless of when the actual vesting occurs under Section 3.1(b) or 3.3, except to the extent a special earlier accelerated payment date due to a Qualifying Termination applies under Section 3.3. Such payment dates (including the special earlier accelerated payment date due to a Qualifying Termination as provided in Section 3.3), are each referred to individually as a “Payment Date”.

(b)Delivery of Shares. Shares corresponding to the number of Performance Share Units that have been earned and become vested and nonforfeitable (“Performance Shares”) shall be paid to the Grantee, or, if deceased, the Grantee’s estate, either through delivery of a Share certificate or registration of the issuance of such Performance Shares on the Company’s books and records, and such Performance Shares shall be registered in the name of the Grantee or, if deceased, the Grantee’s estate. The Performance Shares shall be paid on the Payment Dates provided in Sections 3.2(a) and 3.3. Payment may be delayed by the Company only in accordance with the requirements of Section 409A of the Code although no interest shall be payable in the event there is a delay for any reason. In determining the number of Performance Shares to be withheld for taxes as provided in Section 4.3, the value of the Performance Shares shall be based upon the Fair Market Value of the Shares on the date of payment. If a Payment Date falls on a weekend, holiday or other non-trading day, the value of any Performance Shares payable on such Payment Date shall be determined based on the Fair Market Value of the Shares on the most recent prior trading date.

(c)Authorized Shares. The Performance Shares may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.

Section 3.3.Vesting and Payment in Connection with a Change in Control

Notwithstanding any other provision of this Article III, in the event of a Change in Control, vesting and payment of the Performance Share Units that have not previously become vested and nonforfeitable and paid, or have not previously been forfeited, under Section 2.4, 3.1(a), 3.1(b), 3.1(c) or 3.2 shall be determined under this Section 3.3 as follows:

(a)Change in Control On or Before End of Applicable Performance Period. In the event a Change in Control occurs on or before the end of the applicable Performance Period and provided the Grantee is continuously employed by the Company or a Subsidiary until the Change in Control, the target number of the applicable Performance Share Units shall be deemed earned but otherwise continue to be subject to the service and payment provisions, including applicable proration requirements, that apply under Sections 3.1(a), 3.1(b), 3.1(c) and 3.2 unless the Grantee experiences a Qualifying Termination. If the Grantee experiences a Qualifying Termination, all of the applicable Performance Share Units deemed earned per the preceding sentence and not previously vested and paid or previously forfeited, shall become immediately vested and nonforfeitable and shall be paid (but only if such accelerated payment timing results in payment before payment on the applicable Vesting Date) on the date of such Qualifying Termination, subject to a six-month delay, if applicable, as provided under Section 10(c) of the Plan.

(b)Change in Control Following End of Applicable Performance Period. In the event a Change in Control occurs following the end of the applicable Performance Period and provided the Grantee is continuously employed by the Company or a Subsidiary until the Change in Control, all of the applicable Performance Share Units previously earned based on the Committee’s determination of performance in accordance with Section 2.4 shall continue to be subject to the service and payment requirements that apply under Sections 3.1(a), 3.1(b), 3.1(c) and 3.2 unless the Grantee experiences a Qualifying Termination. If the Grantee experiences a Qualifying Termination, all of the applicable Performance Share Units previously earned based on the Committee’s determination of performance in accordance with Section 2.4 and not previously vested and paid or previously forfeited, shall become immediately vested and nonforfeitable and shall be paid (but only if such accelerated payment timing results in payment before payment on the applicable Vesting Date) on the date of such Qualifying Termination, subject to a six-month delay, if applicable, as provided under Section 10(c) of the Plan.

Section 3.4.No Dividend Equivalents

The Grantee shall have no right to dividend equivalents or dividends on the Performance Share Units.

Section 3.5.Rights as Shareholder

The Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Performance Shares issuable upon the payment of the Performance Share Units or any portion thereof unless and until certificates representing such Performance Shares shall have been issued by the Company to the Grantee (or book entry representing such Performance Shares has been made with the appropriate registered book-entry custodian).

ARTICLE IV

MISCELLANEOUS

Section 4.1.Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, this Agreement and the Performance Share Units as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith with respect to the Plan, this Agreement or the Performance Share Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 4.2.Transferability

None of (a) the Performance Share Units prior to becoming earned and vested pursuant to Sections 2.4, 3.1 and 3.3, (b) the Performance Shares prior to delivery pursuant to Section 3.2, or (c) any interest or right therein or part thereof (i) shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or (ii) shall be subject in any manner to disposition by transfer, alienation, anticipation, sale, pledge, encumbrance, hypothecation, assignment, charge or any other means whether any such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or other transfers authorized in limited circumstances by the Committee (or its Delegee).

Section 4.3.Taxes

Unless otherwise determined by the Committee (in compliance with Section 409A of the Code), on the applicable Payment Date, the Company shall withhold from any Performance Shares deliverable in payment of the Performance Share Units the number of Performance Shares having a value equal to the minimum amount of federal, state or local income or other taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Unless otherwise determined by the Committee (in compliance with Section 409A of the Code), if vesting occurs prior to payment and applicable law requires the payment of employment taxes at such time, then the Company shall withhold from the Performance Share Units at vesting the number of Performance Shares having a value equal to the minimum amount of federal, state or local income and employment or other taxes required to be withheld under applicable law and regulations, in a manner that complies with Section 409A of the Code, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. With regard to withholding on the Payment Date (but not at the time of vesting), any fractional Shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for the Grantee. With regard to withholding at the time of vesting, only full Shares (determined by rounding down to the next full Share) shall be liquidated and paid in cash to the U.S. Treasury and any additional amounts due for tax withholding shall be paid by the Grantee. The Grantee shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the Performance Share Units.

Section 4.4.Limitation on Obligations

The Performance Share Units shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the Share certificates or electronic delivery thereof to him or her (or his or her designated entities), any loss of the certificates, or any mistakes or errors in the issuance or registration of the certificates or in the certificates themselves.

Section 4.5.Securities Laws

The Company may require the Grantee to make or enter into such written representations, warranties and agreements, in a form satisfactory to the Committee (or its Delegee), as the Committee (or its Delegee) may reasonably request in order to comply with applicable securities laws, including without limitation written representations stating that the Performance Shares are being acquired for the Grantee’s own account, for investment and without any present intention of distributing or reselling said Performance Shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Grantee will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Performance Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee (or its Delegee) may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations. The Performance Share Units and the Performance Shares shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

Section 4.6.Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel or his or her designee, and any notice to be given to the Grantee shall be addressed to the Grantee at the last address of the Grantee known to the Company unless otherwise directed by the Grantee. By a notice given pursuant to this Section 4.6, either party may hereafter designate a different address for the provision of notices under this Agreement. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 4.6. Any notice shall have been deemed duly given when (a) delivered in person; (b) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service; or (c) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 4.7.Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 4.8.Applicability of the Plan

The Performance Share Units and the Performance Shares issued to the Grantee upon payment of the Performance Share Units shall be subject to all of the terms and provisions of the Plan to the extent applicable to a performance share unit and Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 4.9.Amendment

This Agreement may only be amended pursuant to Section 10 of the Plan.

Section 4.10.Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. This Agreement and the Performance Share Units are subject to all present and future applicable provisions of the Code. If any provision of this Agreement conflicts with any such Code provision, the Committee shall modify this Agreement so as to comply, or if for any reason modification cannot be made, that provision of this Agreement shall be void and of no effect. The provisions of Section 10(c) of the Plan are hereby incorporated by reference. Notwithstanding the foregoing, the Company shall not be liable to the Grantee in the event this Agreement or any payment or benefit hereunder fails to be exempt from, or comply with, Section 409A of the Code.

Section 4.11.Arbitration

Unless a dispute between the Company and the Grantee (referred to in this Section as the “Parties”) under this Agreement is excluded from being determined by arbitration under applicable law (see below), any disputes among the Parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the Parties, shall be finally, exclusively and conclusively settled by mandatory arbitration and be further subject to the following provisions:

(a)The arbitration will be filed with the American Arbitration Association (“AAA”). The arbitration will be conducted by a single arbitrator and will be subject to the Federal Rules of Procedure and Evidence. AAA’s Employment Arbitration Rules and Mediation Procedures will only apply if not inconsistent with the Federal Rules of Procedure and Evidence;
(b)The arbitration will be conducted within the time or limitations period required by the asserted claim(s). In addition, any administrative prerequisites associated with the asserted claim(s) (e.g., notices, filing of administrative charges, or obtaining “right to sue” notices from government agencies) must be satisfied;
(c)The arbitration shall take place in Nashville, Tennessee, unless otherwise mutually agreed by the Parties;
(d)The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”);
(e)The Parties waive any and all rights to a judge or jury trial and/or administrative hearing of their disputes and agree to resolve such disputes only through final and binding individual arbitration to the fullest extent permitted by applicable law;

(f)Disputes excluded (“Excluded Disputes”) from arbitration under this Section include: (i) claims for workers’ compensation, state disability insurance, unemployment insurance benefits, or other health or welfare benefits under government-administered programs; (ii) claims constituting sexual harassment or sexual assault disputes as defined by the FAA; (iii) claims for which this provision would be invalid or prohibited as a matter of federal law, or state or local law that is not preempted by federal law; (iv) disputes that may not be subject to a pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203); (v) claims which are legally prohibited from being adjudicated in arbitration; (vi) disputes arising or related to the applicability, interpretation, enforceability, scope and/or severability of this Section, including whether such provisions are governed by the FAA, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee; and (vii) any disputes as to whether any claims or disputes are Excluded Disputes, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee;
(g)The Parties agree and stipulate that (i) all claims that relate to a sexual harassment or sexual assault dispute, as defined in the FAA, shall be filed (or if not filed as, severed into) a separate case from all other claims; (ii) those claims that do not relate to a sexual harassment or sexual assault dispute and are subject to arbitration under this Section shall be governed by and proceed with individual arbitration, it being the express intent of the Parties to allow for individual arbitration of claims to the maximum extent possible; and (iii) if a Party brings claims subject to arbitration and claims that are not subject to arbitration, the latter shall be stayed until the former are fully arbitrated;
(h)The decision of the arbitrator shall be final and binding upon all Parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgement upon the award rendered may be entered in any court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee;
(i)Each Party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator, and each Party shall bear an equal portion of the arbitrator’s and arbitral forum’s fees.

Section 4.12.Clawback

As a condition of receiving the Performance Share Units, the Grantee acknowledges and agrees that the Grantee’s rights, payments, and benefits with respect to the Performance Share Units shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Board or the Committee, including but not limited to the Company’s Amended and Restated Incentive Compensation Recovery Policy (as may be amended or replaced from time to time) (collectively, the “Clawback Requirement”), and the Grantee agrees to abide by any such Clawback Requirement. In the event the Grantee no longer owns the Performance Shares at the time of required recoupment, the Grantee agrees to the recoupment of cash equal to the Fair Market Value of the Performance Shares on the date the Performance Shares were sold. To the extent allowed by state and federal law and as determined by the Board or the Committee, the Grantee agrees that such recoupment may, in the discretion of the Committee, be accomplished by withholding of future compensation, including but not limited to base salary to the extent permitted by law, to be paid to the Grantee by the Company or the Subsidiary that employs the Grantee.  To the extent applicable, any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

Section 4.13. Consent to Electronic Delivery

The Grantee hereby consents to and agrees to electronic delivery of this Agreement, the Performance Shares, Plan documents, proxy materials, annual reports and other related documents. The Committee (or its Delegee) has established procedures for electronic delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Agreement). The Grantee hereby consents to such procedures and agrees that his or her electronic acceptance is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee hereby consents and agrees that any such procedures and delivery may be effected by a third party designated by the Committee (or its Delegee) to provide administrative services related to the Plan.

Section 4.14.Performance Share Units and Agreement Acceptance

The Grantee must accept the Performance Share Units and this Agreement through the electronic system maintained by the third party designated by the Committee (or its Delegee) to administer the Plan or by other electronic or manual means acceptable to the Committee (or its Delegee) in its sole discretion no later than sixty (60) days after the Grant Date (or such later date as the Committee (or its Delegee) may accept). If the Grantee does not timely accept, or if the Grantee declines, the Performance Share Units, the Performance Share Units will be canceled ab initio and the Grantee will not be entitled to any benefits from the Performance Share Units nor any compensation or benefits in lieu of the canceled award.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company.

DOLLAR GENERAL CORPORATION

By:

Name:

Title:

ADDRESS:

Dollar General Corporation
100 Mission Ridge
Goodlettsville, TN 37072

Exhibit 1 to Performance Share Unit Award Agreement

[ ] Performance Share Unit Matrix – [Adjusted EBITDA]

[EBITDA] Based Shares
Performance Level	[EBITDA] Result vs. Target	[EBITDA] Based Shares
Target	[ ]	[ ]
Maximum	[ ]	[ ]
Note: Shares earned will be interpolated for financial performance between levels.

Exhibit 2 to Performance Share Unit Award Agreement

[ ] Performance Share Unit Matrix – [Adjusted ROIC]

[ROIC] Based Shares Earned [ ]
Performance Level	[ROIC] Result vs. Target	[ROIC] Based Shares
Threshold	[ ]	[ ]
Target	[ ]	[ ]
Maximum	[ ]	[ ]
Note: Shares earned will be interpolated for financial performance between levels.